EXHIBIT 99.1

Gladstone Commercial Corporation Reports Results for the First Quarter Ended March 31, 2016

Please note that the limited information that follows in this press release is not adequate to make an informed investment judgment.

MCLEAN, Va., April 27, 2016 (GLOBE NEWSWIRE) --  Gladstone Commercial Corporation (NASDAQ:GOOD) today reported financial results for the first quarter ended March 31, 2016.  A description of funds from operations, or FFO, and Core FFO, both non-GAAP (generally accepted accounting principles in the United States) financial measures, are located at the end of this press release.  All per share references are to fully-diluted weighted average shares of common stock, unless otherwise noted.  For further detail, please also refer to both the quarterly financial supplement and the Company’s Quarterly Report on Form 10-Q which can be retrieved from our website at www.GladstoneCommercial.com.

Summary Information (dollars in thousands, except share and per share data):

	As of and for the three months ended March 31, 2016		As of and for the three months ended December 31, 2015		Change	% Change
Operating Data:
Total operating revenue	$21,527		$21,823		$(296)	-1.4%
Total operating expenses	(13,257)	(1)	(12,970)		(287)	2.2%
Other expense	(7,417)		(6,286)	(2)	(1,131)	18.0%
Net income	$853		$2,567		$(1,714)	-66.8%
Less: Dividends attributable to preferred stock	(1,027)		(1,025)		(2)	0.2%
Less: Dividends attributable to senior common stock	(252)		(259)		7	-2.7%
Net (loss) income (attributable) available to common stockholders	$(426)		$1,283		$(1,709)	-133.2%
Add: Real estate depreciation and amortization	9,133		9,128		5	0.1%
Add: Impairment charge	43		-		43	NM	(6)
Less: Gain on sale of real estate	-		(1,538)		1,538	-100.0%
Funds from operations available to common stockholders - basic	$8,750		$8,873		$(123)	-1.4%
Add: Convertible senior common distributions	252		259		(7)	-2.7%
Funds from operations available to common stockholders - diluted	$9,002		$9,132	(3)	$(130)	-1.4%

Funds from operations available to common stockholders - basic	$8,750		$8,873		$(123)	-1.4%
Add: Acquisition related expenses	9		33		(24)	-72.7%
Add: Write-off of offering costs	65		-		65	NM	(6)
Core funds from operations available to common stockholders - basic	$8,824		$8,906		$(82)	-0.9%
Add: Convertible senior common distributions	252		259		(7)	-2.7%
Core funds from operations available to common stockholders - diluted	$9,076		$9,165	(3)	$(89)	-1.0%

Share and Per Share Data:
Net (loss) income (attributable) available to common stockholders - basic & diluted	$(0.02)		$0.06		$(0.08)	-133.3%
FFO available to common stockholders - basic	$0.39		$0.40		$(0.01)	-2.5%
FFO available to common stockholders - diluted	$0.39		$0.40		$(0.01)	-2.5%
Core FFO available to common stockholders - basic	$0.39		$0.40		$(0.01)	-2.5%
Core FFO available to common stockholders - diluted	$0.39		$0.40		$(0.01)	-2.5%
Weighted average shares outstanding-basic	22,545,285		22,165,654		379,631	1.7%
Weighted average shares outstanding-diluted	23,345,402		22,976,182		369,220	1.6%
Cash dividends declared per common share	$0.375		$0.375		$-	0.0%

Financial Position:
Real estate, before accumulated depreciation	$782,558	(4)	$782,276	(5)	$282	0.0%
Total assets	$811,461		$827,184		$(15,723)	-1.9%
Mortgage notes payable, term preferred stock, term loan facility & line of credit, net	$556,204		$563,432		$(7,228)	-1.3%
Total stockholders’ equity	$227,558		$233,871		$(6,313)	-2.7%
Properties owned	99	(4)	99	(5)	-	0.0%
Square feet owned	11,039,454	(4)	11,039,454	(5)	-	0.0%
Square feet leased	97.5%		97.4%		0.1%	0.1%

(1) Includes a $0.04 million impairment charge recognized on our Dayton, Ohio property during the three months ended March 31, 2016.
(2) Includes $1.5 million gain on sale from three properties sold during the three months ended December 31, 2015.
(3) Diluted FFO available to common stockholders was not previously adjusted for the income impact of the assumed conversion of senior common stock, in accordance with ASC 260 ("Earnings per Share").
(4) Includes four properties classified as held for sale as of March 31, 2016. Includes real estate, held for sale of $5.6 million and 214,000 square feet.
(5) Includes one property classified as held for sale as of December 31, 2015. Includes real estate, held for sale of $1.9 million and 60,000 square feet.
(6) NM = Not meaningful

First Quarter Activity:

  Exited Development Financing: Received repayment of a $5.9 million mortgage note, and exit fee sufficient to earn a 22% return on this investment;
  Filed Shelf Registration Statement: Filed new shelf registration statement with the U.S. Securities and Exchange Commission that was declared effective with capacity to raise $500 million;
  Amended Common Stock ATM Program: Amended common stock ATM program with Cantor Fitzgerald to increase capacity to $160.0 million;
  Entered into a New Preferred Stock ATM Program: Entered into a $40.0 million preferred stock ATM program with Cantor Fitzgerald;
  Issued Stock under ATM Programs: Issued 65,000 shares of common stock, for net proceeds of $0.9 million and issued 74,000 shares of preferred stock for net proceeds of $1.8 million;
  Refinanced Debt: Refinanced $21.2 million in mortgage debt originally scheduled to mature during second quarter 2016 at a weighted average interest rate of 6.14% with $18.5 million of mortgage debt at a weighted average interest rate of 2.78%;
  Leased Vacant Space: Executed a 7-year lease for 13,800 square feet in our Bolingbrook, Illinois property; and
  Paid Distributions: Paid monthly cash distributions for the quarter totaling $0.375 per share on its common stock, $0.4843749 per share on its Series A Preferred Stock, $0.46875 per share on its Series B Preferred Stock, $0.4453125 per share on its Series C Term Preferred Stock and $0.2625 per share on its senior common stock.

First Quarter 2016 Results: Core FFO available to common shareholders for the three months ended March 31, 2016, was $9.1 million, or $0.39 per share, a 1.0% decrease when compared to the three months ended December 31, 2015. Core FFO decreased primarily due to a decrease in operating revenues due to a non-recurring lease termination fee of $0.2 million, coupled with increased general and administrative costs resulting from higher professional fees and fees paid in connection with our annual report and preparation of our proxy statement.

Net loss attributable to common stockholders for the three months ended March 31, 2016, was $0.4 million, or ($0.02) per share, respectively, compared to net income available to common stockholders for the three months ended December 31, 2015, of $1.3 million, or $0.06 per share. A reconciliation of Core FFO to net (loss) income for the three months ended March 31, 2016 and December 31, 2015, which we believe is the most directly comparable GAAP measure to Core FFO, and a computation of basic and diluted Core FFO per weighted average share of common stock and basic and diluted net income per weighted average share of common stock is set forth in the Summary Information table above.

Subsequent to the end of the quarter:

  Refinanced Debt: Refinanced $3.7 million in mortgage debt maturing on one property at an interest rate of 6.25% with $9.5 million of mortgage debt on this property and two other previously unsecured properties at a weighted average interest rate of 3.2%;
  Leased Vacant Space: Agreed to terms on a 13,000 square foot lease for our partially vacant office property in Minneapolis, Minnesota; and
  Declared Distributions: Declared monthly cash distributions for April, May and June 2016 totaling $0.375 per share on our common stock, $0.4843749 per share on our Series A Preferred Stock, $0.46875 per share on our Series B Preferred Stock, $0.4453125 per share on our Series C Term Preferred Stock and $0.2625 per share on our senior common stock.

Comments from Gladstone Commercial’s President, Bob Cutlip: “Our financial results reflect stabilized revenues from our real estate investments made during the previous year and our ability to lease previously vacant space.  We have continued to refinance maturing mortgage debt, and we have successfully negotiated lower interest rates over the past 12 months, with our weighted average interest rate on mortgages decreasing 37 basis points over this time period. We successfully expanded our common stock ATM program and launched our preferred stock ATM program this quarter, which will serve as a supplement to our capital strategy for the next 24 months. We are extremely pleased with our activity, high occupancy and consistency over the last several years, and we believe our same store rents should be stable and growing over the next four years as we have only 4% of forecasted rental income expiring through 2019. We are looking forward to a successful 2016.”

Conference Call: Gladstone Commercial will hold a conference call on Thursday, April 28, 2016, at 8:30 a.m. EDT to discuss its earnings results.  Please call (888) 734-0328 to enter the conference call.  An operator will monitor the call and set a queue for any questions. A conference call replay will be available beginning one hour after the call and will be accessible through May 28, 2016.  To hear the replay, please dial (855) 859-2056 and use playback conference number 29151894.  The live audio broadcast of the Company’s quarterly conference call will also be available on our website, www.GladstoneCommercial.com, and will also be archived and available for replay through June 28, 2016.

About Gladstone Commercial: Gladstone Commercial Corporation is a real estate investment trust that invests in net leased industrial, commercial and medical real property and selectively makes long-term industrial and commercial mortgage loans.  Including payments through April 2016, Gladstone Commercial has paid 135 consecutive monthly cash distributions on its common stock.  Prior to paying distributions on a monthly basis, Gladstone Commercial paid 5 consecutive quarterly cash distributions. The company has also paid 123 consecutive monthly cash distributions on its Series A Preferred Stock, 114 consecutive monthly cash distributions on its Series B Preferred Stock and 50 consecutive monthly cash distributions on its Series C Term Preferred Stock. Gladstone Commercial has never skipped, reduced or deferred a distribution since its inception in 2003.  Further information can be found at www.gladstonecommercial.com.

About the Gladstone Companies: Information on the business activities of all the Gladstone family of funds can be found at www.gladstonecompanies.com.

Investor Relations: For Investor Relations inquiries related to any of the monthly distribution-paying Gladstone family of funds, please visit www.gladstone.com.

Non-GAAP Financial Measures:

FFO: The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures.  FFO does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.  The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.

Core FFO: Core FFO is FFO adjusted for certain items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance. These items include the adjustment for acquisition related expenses, gains or losses from early extinguishment of debt and any other non-recurring expense adjustments.  Although the Company’s calculation of Core FFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its operating performance.  Accordingly, Core FFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.

The Company’s presentation of FFO, as defined by NAREIT, or presentation of Core FFO, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.

The statements in this press release regarding the forecasted stability of the Gladstone Commercial’s income, its ability, plans or prospects to re-lease its unoccupied properties, and grow its portfolio are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements inherently involve certain risks and uncertainties, although they are based on Gladstone Commercial’s current plans that are believed to be reasonable as of the date of this press release.  Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, Gladstone Commercial’s ability to raise additional capital; availability and terms of capital and financing, both to fund its operations and to refinance its indebtedness as it matures; downturns in the current economic environment; the performance of its tenants; the impact of competition on its efforts to renew existing leases or re-lease space; and significant changes in interest rates. Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk factors" of its Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC on February 17, 2016. Gladstone Commercial cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Gladstone Commercial undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
Gladstone Commercial Corporation
+1-703-287-5893